Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

MODEL PERFORMANCE MINI CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation Rule(2)	Amount Being Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Fees to be paid	Equity	Class A Ordinary Shares(1)	Other	30,000,000	—	$1,000	$0.0000927	$0

	Equity	Class A Ordinary Shares(4)	Other	6,100,000	—	$203	$0.0000927	—

	Equity	Class A Ordinary Shares underlying warrants included as part of the units	Other	3,021,245	—	$101	$0.0000927	—

	Equity	Class A Ordinary Shares underlying rights included as part of the units	Other	604,250	—	$20	$0.0000927	—

	Equity	Class A Ordinary Shares issuable upon conversion of Class B ordinary shares	Other	1,437,500	—	$48	$0.0000927	—

	Rights		Other	6,042,500	—	$145	$0.0000927	—

	Warrants		Other	3,021,245	—	$101	$0.0000927	—
		Total Offering Amounts		50,226,740	—	$1,517		$0
		Total Fees Previously Paid						$—
		Net Fee Due						$—

(1) Based on the maximum number of Class A Ordinary Shares, with no par value (“Class A Ordinary Shares”), of the registrant issuable upon a business combination (the “Business Combination”) involving Model Performance Acquisition Corp. (“MPAC”) and MultiMetaVerse Inc. (“MMV”). This number is based on the 30,000,000 Class A Ordinary Shares issuable as consideration in connection with the Business Combination to holders of ordinary shares of MMV in accordance with the terms of the Agreement and Plan of Merger, dated August 6, 2021, as amended on January 6, 2022. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. MMV is a private company, no market exists for its securities, and MMV has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the MMV securities expected to be exchanged in the Business Combination.

(3) Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0000927.

(4) Represents the number of Class A ordinary shares of MPAC outstanding as of the date of this filing.